Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
OF
INTERNETWORK EXPERTS, INC. AND INX INC.
INTO
I-SECTOR CORPORATION
To Secretary of State
State of Delaware
     Pursuant to the provisions of Section 253 of the Delaware General Corporation Law, the domestic parent corporation hereinafter named does hereby adopt the following certificate of ownership and merger for the purpose of merging its domestic wholly-owned subsidiary corporation into said domestic parent corporation (the “Merger”).
1. The name of the parent corporation is I-Sector Corporation and the jurisdiction under which it is organized is the State of Delaware (“Parent Corporation”).
2. The name of the subsidiary corporations are Internetwork Experts, Inc. and INX Inc. and the jurisdiction under which both corporations are organized is the State of Delaware (“Subsidiary Corporations”).
3. The Parent owns all of the outstanding shares of capital stock of the Subsidiary Corporations.
4. The following is a copy of the resolution to merge the Subsidiary Corporations into the Parent Corporation as adopted by the Board of Directors of the Parent Corporation on November 3, 2005.
“WHEREAS, I-Sector Corporation (the “Company”) owns all of the outstanding capital stock of Internetwork Experts, Inc. and INX Inc. (the “Subsidiary Corporations”);
WHEREAS it has been proposed that Subsidiary Corporations merge with and into the Company, with the Company as the surviving corporation in such merger (the “Merger”);
WHEREAS, as a result of the Merger, the Subsidiary Corporations will cease to exist;
WHEREAS, the Board of Directors deems it advisable and to the advantage, welfare and best interest of the Company to consummate the Merger as provided in the Certificate of Ownership and Merger, as attached hereto as Exhibit C (the “Certificate of Merger”), and to change the name of the Company to “INX Inc.”; and

NOW, THEREFORE, BE IT RESOLVED that the Company hereby approves the Merger and deems it advisable and to the advantage, welfare and best interest of the Company to enter into the Merger, as provided in the Certificate of Merger; and
FURTHER RESOLVED, that the Company hereby approves and adopts the Certificate of Merger and the transactions contemplated thereby, and authorizes and approves the execution and delivery of the Certificate of Merger in substantially the form heretofore presented to this Board for approval, except for such changes, additions and deletions as to any or all of the terms or provisions thereof as the Proper Officer executing such instrument for the Company shall deem necessary, advisable or appropriate, such execution by any such Proper Officer to be conclusive evidence that such Proper Officer deems all of the terms and provisions thereof to be proper and that any such changes, additions and deletions are authorized hereby, and of the performance by the Company of its obligations thereunder; and
FURTHER RESOLVED, that the Proper Officers of the Company and each of them be, and each of them hereby is, authorized, empowered and directed to execute, deliver, file and perform the Certificate of Merger and all other agreements, documents and other certificates and instruments to be executed and delivered by or on behalf of the Company in connection therewith or contemplated thereby, for and on behalf of the Company; to do or cause to be done on behalf of the Company all such acts or things and to sign and deliver or cause to be signed and delivered all such documents, instruments and certificates in the name of and on behalf of the Company as such Proper Officers in their sole discretion may deem necessary, advisable or appropriate to effectuate or carry out the purposes and intents of the foregoing resolutions; and to perform the obligations of the Company under the Certificate of Merger and all other agreements, documents and other certificates and instruments to be executed and delivered in connection therewith or contemplated thereby; and
FURTHER RESOLVED, that each of the Proper Officers of the Company be and hereby is authorized, empowered and directed, for and on behalf and in the name of the Company, to execute, certify, deliver, file and record all such documents and instruments and to take or cause to be taken all such other action which in the judgment of such Proper Officers of any of them may be necessary, advisable or appropriate to accomplish the Merger, to carry out the terms of the Certificate of Merger and all other agreements, documents and other certificates and instruments to be executed and delivered in connection therewith or contemplated thereby, and to carry out each of the foregoing resolutions and the intents and purposes thereof; and
FURTHER RESOLVED that the Company hereby approves the change of the name of the Company to “INX Inc.”; and
FURTHER RESOLVED, that the Company hereby authorizes the Proper Officers to execute, certify, deliver, file and record on behalf of the Company all such agreements, applications, certificates, documents and instruments and to take or cause to be taken all such action which in the judgment of any such Proper Officer may be necessary, advisable or appropriate to effectuate such name change, including but not limited to the submission of such change to any vote of shareholders required by law.”
5. The approval of the Merger was duly authorized by all action required by the laws under which the Subsidiary Corporations were organized and by their constituent documents.
6. The surviving corporation shall be the Parent Corporation and the name of the Parent Corporation shall be changed to “INX Inc . ” in accordance with the resolutions set forth above.
7. The Merger herein provided for shall be effective in the State of Delaware at 5:00 p.m., E.S.T., on December 31, 2005
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed its duly authorized officer as of this 23rd day of December, 2005.

I-SECTOR CORPORATION
By:	/s/ Brian Fontana
	Name:	Brian Fontana
	Title:	Chief Financial Officer